Exhibit 10.1

September 25, 2017

Joseph J. Euteneuer

[Address Omitted]

Dear Joe,

Congratulations! We are excited to invite you to join us at Mattel, Inc. - where we inspire wonder in the next generation to shape a brighter tomorrow.

Mattel HQ, Inc. (the “Company”) would like to extend you an offer of employment for the position of Chief Financial Officer, contingent on the terms and conditions set forth in the General Information section below, with a hire date of September 25, 2017. You will report directly to the Company’s Chief Executive Officer and your primary work location will be the Company’s El Segundo headquarters. This letter provides an overview of some of the compensation, benefit and employee program offerings that would be available to you as an employee of the Company (which is part of the Mattel family of companies), should you choose to accept our offer. For purposes of this letter, “Company” will refer to Mattel HQ, Inc., or any entity within the Mattel family of companies that may later become your employer.

SALARY

Your annualized base salary will be $900,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay. Paychecks are issued every other Friday for the previous two weeks. For payroll purposes, our workweek is Monday through Sunday.

BONUS - MATTEL INCENTIVE PLAN

Mattel provides the Mattel Incentive Plan (“MIP”), which is our way of rewarding our employees for achieving success. The MIP is an annual, discretionary, global bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance and individual contributions. You are eligible for a target MIP award of 100% of your eligible earnings, up to a maximum of 200%. The amount of your actual award, if any, depends on Mattel’s financial results and your individual performance, and may be more or less than your target. Mattel, Inc. (“Mattel”) must achieve a minimum financial performance goal before an award pool is generated and funded.

You are eligible for the 2017 Plan Year award, if you commence active employment in a Regular status on or before October 2, 2017. Your 2017 Plan Year award will not be less than $300,000, less applicable federal and state taxes and other required withholdings, payable no later than March 15 of the following year, provided you have been continuously employed as a regular employee of the Company in good standing through the payment date.

SIGNING BONUS

You will receive a signing bonus in the total gross amount of $400,000.

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You will be paid $200,000, less applicable federal taxes and state taxes and other required withholdings, within 30 days following your hire date. If you choose to voluntarily terminate your employment with the Company or you are discharged for “Cause” as defined in the Mattel, Inc. Executive Severance Plan B (“Cause”), within one year following your hire date, you agree to repay the amount in full within 30 days of your termination date.

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You will be paid the remaining $200,000, less applicable federal taxes and state taxes and other required withholdings, on the regularly scheduled payroll date following January 1, 2019, provided you have been continuously employed as a regular, full time employee of the Company in good standing through January 1, 2019.

RELOCATION ASSISTANCE

The Company will provide services, to assist you with your move to Southern California. You will be eligible for relocation assistance and services in accordance with the Mattel Relocation Program, which services may include travel, up to 60 days of temporary accommodations, shipment of household goods, expense reimbursement, etc. (Summary is attached). In addition, for the transition period immediately following your hire date through no later than February 28, 2018, you will be provided temporary accommodations, one round-trip airfare per week, and expense reimbursement for incidentals consistent with Mattel’s travel and expense rules.

With respect to relocation services, if within one year of your relocation date, you choose to voluntarily terminate your employment with the Company, or you are discharged for Cause, you agree to reimburse the Company within 30 days of your termination date for any relocation expenses incurred by the Company on your behalf.

STOCK – EQUITY GRANTS

New Hire Equity Grant

You will receive a new hire equity grant with a value of $1,800,000, with a grant date of the last trading day of the month in which you commence employment at the Company. Such new hire equity grant will be allocated as follows based on Mattel’s equity portfolio approach:

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Restricted Stock Units: Restricted stock units (“RSUs”) with a grant value of $900,000. The grant dollar value of the RSUs will be converted into a number of RSUs by dividing the grant dollar value by the closing stock price on the grant date.

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If you remain employed by the Company, the RSUs will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

–	If the RSUs vest, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

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Stock Options: A stock option grant to purchase shares of Mattel stock with a grant value of $900,000. The grant dollar value of the stock options will be converted into a number of option shares by dividing the grant dollar value by the Black-Scholes fair value based on the closing stock price on the grant date.

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If you remain employed by the Company, the stock option grant will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

–	The exercise price of the stock options will equal the closing price of Mattel stock on the grant date.

Special Equity Grant

You will also receive two special equity grants, with a grant date of the last trading day of the month in which you commence employment at the Company, as follows.

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Restricted Stock Units: RSUs with a grant value of $900,000. The grant dollar value of the RSUs will be converted into a number of RSUs by dividing the grant dollar value by the closing stock price on the grant date.

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If you remain employed by the Company, the RSUs will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

–	If the RSUs vest, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

●	Special equity grant with a grant value of $2,000,000 that will include two awards, as follows:

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Restricted Stock Units: RSUs with a grant value of $1,000,000. The grant dollar value of the RSUs will be converted into a number of RSUs by dividing the grant dollar value by the closing stock price on the grant date.

◾

If you remain employed by the Company, the RSUs will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

◾	If the RSUs vest, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

–

Stock Options: A stock option grant to purchase shares of Mattel stock with a grant value of $1,000,000. The grant dollar value of the stock options will be converted into a number of option shares by dividing the grant dollar value by the Black-Scholes fair value based on the closing stock price on the grant date.

◾

If you remain employed by the Company, the stock option grant will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

◾	The exercise price of the stock options will equal the closing price of Mattel stock on the grant date.

Please note this is a summary of your new hire and special equity grants, and you will be required to accept online the equity grant agreements that set forth the terms and conditions that govern your equity grants.

Annual Equity Grant

You will also be eligible to receive an annual equity grant beginning in 2018, with a target grant value of $1,800,000, subject to requisite approval by the Compensation Committee of the Board of Directors. Typically, annual equity grants are made around August 1 of each year. Your annual equity grant recommendation may vary each year and will be submitted to the Compensation Committee for approval. Currently, the Company’s equity portfolio approach encompasses two grants: RSUs and stock options.

LONG-TERM INCENTIVE PROGRAM

You will be eligible to participate in the next Long-Term Incentive Program (“LTIP”) cycle that is established by the Compensation Committee, with a target grant value of $900,000, subject to requisite approval by the Compensation Committee. The LTIP provides senior executives the opportunity to earn shares of Mattel stock based on Mattel’s financial performance over the performance cycle.

STOCK OWNERSHIP

You will be subject to stock ownership guidelines established as a multiple of base salary commensurate with your level. Your stock ownership requirement will be four times your then current base salary. You will have five years from your hire date to attain your targeted level of ownership.

CAR ALLOWANCE

As an executive, you will be eligible to receive a monthly automobile allowance in the amount of $2,000 for all your automobile expenses, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings, upon the end of any rental car use. The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance.

FINANCIAL COUNSELING

You will be eligible to receive financial counseling services from a Mattel selected company, subject to income tax, or you may elect to receive reimbursement from Mattel of up to $10,000 per year, less applicable federal and state taxes and other required withholdings, for financial counseling services through a company of your choice.

DEFERRED COMPENSATION

As a U.S. executive, you will be eligible to participate in the Mattel, Inc. Deferred Compensation & PIP Excess Plan. Under this plan, you may elect to defer a portion of your salary or annual MIP bonus, with various investment and payment options available.

This is a summary of the plan. Additional information will be provided and available after your hire date.

BENEFITS AND EMPLOYEE PROGRAMS

Mattel offers a comprehensive benefits package and an extensive array of valuable programs and services designed to help our employees create a healthy lifestyle, build a financial future and enhance work/life balance.

Health and Welfare

The following is a brief outline of the health and welfare benefits in which you and your qualified dependents, if applicable, will be eligible to participate in as of your hire date, with the exception of short & long-term disability insurance, which are available upon the successful completion of your first 90 days of employment.

Medical, Prescription	Life Insurance

Dental	Business Travel Coverage

Vision	Disability

You will receive information about your health and welfare benefits in your new hire packet.

Retirement/401(k)

Mattel provides eligible employees the opportunity to participate in a 401(k) retirement program that provides a variety of investment options. You will be automatically enrolled in the Mattel, Inc. Personal Investment Plan (“PIP”), which is a 401(k) savings/retirement plan, if you are age 20 or older. The PIP offers both Mattel automatic and matching contributions as follows:

●	Mattel Automatic Contributions: Mattel will make automatic contributions to your account ranging from 3% to 7% of your salary, based on your age.

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Employee Contributions: The PlP allows for voluntary employee contributions up to 80% of your eligible compensation, subject to IRS limitations. You will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched 50% by Mattel, to help you get started. This contribution will begin automatically within about 45 days of your hire date. You will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck and may make changes anytime.

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Mattel Matching Provision: Mattel will match your contributions 50% up to the first 6% of your eligible compensation. If you elect an employee contribution of at least 6%, you will receive the maximum Mattel matching contribution.

You will receive a PIP packet in the mail within two weeks of your eligibility date that provides additional details regarding your contribution and investment options.

Vacation

As an executive, you may take an appropriate amount of paid vacation, subject to the needs of the business and management’s discretion. You do not have a specified vacation award, and therefore vacation tracking in Mattel’s E-Time system is not necessary. For leaves of absence, different practices apply.

SEVERANCE

You will have an opportunity to be a participant in the Mattel, Inc. Executive Severance Plan B (the “Severance Plan”) as modified by the terms of your participation letter agreement (the “Participation Letter Agreement”) substantially in the form attached hereto as Exhibit A and subject to the terms and conditions thereof.

GENERAL INFORMATION

This offer letter is only a summary of your compensation, benefit and employee program offerings. More details and plan provisions are provided in our Summary Plan Descriptions, Plan Documents or program summaries, which govern and are subject to periodic modification and revision. You will receive specific benefit information and enrollment instructions in the mail, and additional employee program information upon hire.

This offer letter supersedes any prior communications you may have had with Company employees and/or representatives, and reflects the entire understanding between you and the Company, regarding the terms of employment being offered to you. No Company employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party. If the Company (in its sole discretion) determines that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment “with Cause.” By signing below, you agree to indemnify the Company and the Mattel family of companies against any claims that may be brought against such companies relating to any allegation that you violated any contract or arrangement between you and such third party.

The terms of this letter do not constitute a contract of employment for a definite term, and do not obligate the Company to employ you, or you to work for the Company, for any particular period of time. Your employment with the Company will be “at will,” and both you and the Company have the right to terminate your employment at any time, for any or no reason, with or without prior notice or cause. The at-will relationship cannot be changed by any person, statement, act, series of events, or pattern of conduct, but only by express, individual written employment agreement signed by the Chief Executive Officer of Mattel, Inc. For purposes of clarity, your participation in any stock option, incentive, or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on the Company’s right to terminate your employment with or without prior notice or cause.

While we look forward to welcoming you to the Mattel family of companies, this offer is contingent upon satisfactory completion of a background check, including verification of all information listed on your resume, employment application and any other supporting documentation provided, such as previous employers, academic institutions attended, and eligibility to work in the United States. In addition, as a condition of your employment, you will need to sign an Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own), certify that you will, at all times, comply with Mattel’s Code of Conduct, and complete a Conflict of Interest Questionnaire. If you would like to review any of these forms before you make your decision to accept our offer, your recruiter will be able to provide them.

Also, please note that as an executive of the Company, and an officer, you will be considered an Insider for purposes of Mattel’s Insider Trading Policy and are subject to window period restrictions. This means that you are restricted to conducting transactions in Mattel stock ONLY during open window periods. Examples of such transactions include sales of shares underlying a stock option (including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel’s 401(k) plan. For more information about this Policy and its restrictions, you can access and/or obtain a copy of the Policy on Mattel’s Code of Conduct website.

Should you choose to accept our offer, you will receive a new hire packet containing information and forms that you will need to complete before starting with us. Please bring these completed forms with you, along with the documents noted in the New Hire Checklist, on your first day of employment.

Joe, we are sincerely pleased to extend this contingent offer of employment and look forward to hearing from you soon. If you accept the terms of our offer as noted above, please sign below and return this letter in the enclosed envelope. If I can answer any questions, please do not hesitate to call me.

We hope you will join us in fulfilling our promise to create experiences that capture kids’ hearts, open their minds, and explore their potential through play!

Sincerely,

/s/ Margaret H. Georgiadis

Margaret H. Georgiadis

Chief Executive Officer

Agreed and accepted:

/s/ Joseph J. Euteneuer	9-25-2017
Joseph J. Euteneuer	Date

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